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                                                                    EXHIBIT 3.03


                              CERTIFICATE OF MERGER

                                       OF

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

                                  WITH AND INTO

                            VALERO ENERGY CORPORATION

                  Pursuant to Section 251 of the General Corporation Law of the State of Delaware, Valero Energy Corporation ("Valero"), a Delaware corporation,

                  DOES HEREBY CERTIFY:

                  FIRST: That the name and state of incorporation of each of the constituent corporations of the merger herein certified (the "Merger") are as follows:

                            NAME                        STATE OF INCORPORATION
                            ----                        ----------------------
              Valero Energy Corporation                        Delaware
              Ultramar Diamond Shamrock Corporation            Delaware

                   SECOND: That an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 6, 2001, by and between Valero and Ultramar Diamond Shamrock Corporation ("UDS") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

                  THIRD: That Valero shall be the surviving corporation of the Merger (the "Surviving Corporation"), and that the name of the Surviving Corporation shall be "Valero Energy Corporation."

                   FOURTH: That the Restated Certificate of Incorporation of Valero shall be the Certificate of Incorporation of the Surviving Corporation as of the effective time of the Merger and that pursuant to unanimously adopted resolutions of the Board of Directors of Valero and the approval on September 27, 2001 of the stockholders of Valero, the first paragraph of Article IV of the Restated Certificate of Incorporation of Valero is hereby amended and restated to read in its entirety as follows:

                  "The total number of shares of all classes of stock that the corporation shall have authority to issue is 300,000,000 shares, divided into classes as follows: 280,000,000 shares shall be Common Stock, par value $0.01 per share ("Common Stock"); and 20,000,000 shares shall be Preferred Stock, par value of



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         $0.01 per share ("Preferred Stock"). Shares of any class of stock of the corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the corporation may from time to time determine."

                  FIFTH: That the executed Merger Agreement is on file at the principal executive offices of Valero, located at One Valero Place, San Antonio, Texas 78212.

                  SIXTH: That a copy of the Merger Agreement will be furnished by Valero, on request and without cost, to any stockholder of Valero or UDS.

                  SEVENTH: That this Certificate of Merger shall become effective on December 31, 2001 at 11:59 p.m., New York City time.



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                  IN WITNESS WHEREOF, this Certificate of Merger has been duly executed by a duly authorized officer of Valero on this 31st day of December, 2001.

                                                VALERO ENERGY CORPORATION



                                                BY:     /s/ Jay D. Browning
                                                    ----------------------------
                                                 Name:  Jay D. Browning
                                                 Title: Secretary